EXHIBIT 99.1

Veritone® Reports Financial Results for the Second Quarter of 2019

Record Quarterly Revenues of $12.3 Million

COSTA MESA, CA – August 7, 2019 – Veritone, Inc. (NASDAQ: VERI), a leading provider of artificial intelligence (AI) technology and solutions, today reported results for the second quarter and six months ended June 30, 2019.

Chad Steelberg, CEO and Chairman of Veritone, said, “Our second quarter net revenues increased 194% year-over-year to a record $12.3 million, due to a $6.2 million contribution from the companies we acquired last year and organic growth.  Our aiWARE SaaS revenue increased by 211% (102% excluding acquisitions) compared with the second quarter of 2018. We achieved new customer wins in all of our end markets in the second quarter, through both direct and channel sales efforts. In the first half of 2019, we saw increasing traction with our new Attribute, Identify and Redact applications for aiWARE and introduced our powerful Illuminate application, positioning us well for growth in the future. We continue to believe that the inherent strategic value of our aiWARE OS is becoming stronger and more evident as we expand our addressable market with these unique and powerful AI-based solutions.”

“Our advertising business continues to deliver outstanding growth, with net revenues reaching $5.8 million in the second quarter of 2019, driven by the differentiation of aiWARE and our leading market share in the rapidly growing podcast segment,” said Ryan Steelberg, President of Veritone. “This morning, we announced Influencer Bridge, the first of three initiatives that we expect to launch this quarter that will expand our served market, leveraging our AI-enabled software and the scale of our platform in Media and Entertainment.  We expect this effort, coupled with the increasing traction we are seeing in our public safety and legal markets, to further diversify and accelerate our growth.”

Chad Steelberg concluded, “Executing effectively in the second quarter, we achieved 45% organic net revenue growth, improved our Adjusted EBITDAS loss year-over-year and sequentially in both dollars and rate, more than doubled the number of customer trials for our Identify and Redact applications, and unveiled our innovative new Illuminate application for the Legal and Government markets.  Looking ahead, we are very well positioned to accelerate our organic net revenue growth and deliver on our vision to be the AI platform of choice.”

Second Quarter 2019 Financial Highlights:

●	Net revenues increased 194% to $12.3 million, compared with $4.2 million in Q2 2018.
●	aiWARE SaaS revenues increased 211% compared with Q2 2018 to $2.7 million ($1.7 million, or an increase of 102%, excluding acquisitions).
●	Adjusted EBITDAS loss rate improved to 75%, compared with 77% in Q1 2019 and 263% in Q2 2018.
●	Cash and cash equivalents and marketable securities totaled $45.3 million at the end of the quarter.

Recent Business Highlights:

●	Selected by Cox Media Group (CMG) to provide the aiWARE-powered Veritone Essentials suite of applications for use across 49 of its radio stations in 11 markets.
●

Launched Veritone Illuminate, an AI-powered solution that enables legal and law enforcement investigative teams to cost-effectively search, analyze, cull and explore large amounts of audio, video and text-based evidence during early case assessment (ECA) or other digital data culling processes.

●

Engaged in 32 customer trials (8 for Identify and 24 for Redact) to date, with two converted into renewed contracts.  Nearly 30 public safety and other government agencies are currently in various stages of evaluation of these applications.

●

Introduced Influencer Bridge, the first of a series of new audio advertising services, which gives podcasters, influencers and other content creators unprecedented access to advertisers and enables them to monetize their content through sponsored ad placements.

Second Quarter 2019 Financial Results:

Net revenues were $12.3 million, including $6.2 million from the Company’s acquisitions completed in the third quarter of 2018, compared with $4.2 million in the second quarter of 2018.  This was comprised of $2.7 million from aiWARE SaaS solutions, $3.8 million from aiWARE content licensing and media services, and $5.8 million from Advertising.  Net revenues from the Company's aiWARE software and services businesses were 52% of total net revenues.

Operating expenses were $24.4 million, an increase of $6.6 million compared with $17.8 million in the second quarter of 2018.  The increase was due primarily to the addition of approximately $3.3 million of operating expenses of the businesses acquired in the third quarter of 2018, approximately $0.6 million of amortization of intangibles and earn-out compensation linked to those acquisitions, and approximately $2.5 million of additional stock-based compensation expense.

Loss from operations was $16.7 million, an increase of $2.2 million compared with a loss from operations of $14.5 million in the second quarter of 2018.

Net loss totaled $16.7 million, or $(0.80) per share, compared with $14.3 million, or $(0.88) per share, in the second quarter of 2018. Non-GAAP net loss was $9.2 million, or $(0.44) per share, compared with $11.0 million, or $(0.67) per share, in the second quarter of 2018.  See “About the Presentation of Supplemental Non-GAAP Financial Information” below for an explanation of the items excluded from the calculation of non-GAAP net loss and a reconciliation of net loss to non-GAAP net loss following the financial statements below.

Adjusted EBITDAS, a non-GAAP financial measure, totaled a loss of $9.2 million, or 75% of net revenues, compared with a loss of $11.0 million, or 263% of net revenues, in the second quarter of 2018.  The lower Adjusted EBITDAS loss was due primarily to the increase in net revenues, offset in part by the increase in operating expenses related to the recent acquisitions. See “About the Presentation of Supplemental Non-GAAP Financial Information” below for an explanation of the items excluded from the calculation of Adjusted EBITDAS and a reconciliation of net loss to Adjusted EBITDAS following the financial statements below.

Cash: As of June 30, 2019, the Company had cash and cash equivalents and marketable securities of $45.3 million, including $8.9 million of cash received from Advertising clients for future payments to vendors, and no long-term debt. During the second quarter, the Company raised net proceeds of $8.1 million through the issuance of 1.0 million shares of its common stock under the ATM facility established in the second quarter of 2018.

First Half 2019 Financial Results:

Net revenues were $24.4 million, including $12.5 million from the Company’s recent acquisitions, compared with $8.6 million in the first half of 2018. This was comprised of $5.5 million from aiWARE SaaS solutions, $7.4 million from aiWARE content licensing and media services, and $11.6 million from Advertising.  Net revenues from the Company's aiWARE software and services businesses were 53% of total revenue.

Operating expenses were $49.2 million, an increase of $14.3 million compared with $34.9 million in the first half of 2018.  The increase was due primarily to the addition of approximately $6.7 million of operating expenses of the businesses acquired in the third quarter of 2018, approximately $1.1 million of amortization of intangibles and earn-out compensation linked to those acquisitions, and approximately $5.3 million of additional stock-based compensation expense.

Loss from operations was $33.2 million, an increase of $5.6 million compared with a loss from operations of $27.7 million in the first half of 2018.

Net loss totaled $33.0 million, or $(1.64) per share compared with $27.4 million, or $(1.69) per share, in the first half of 2018. Non-GAAP net loss was $18.5 million, or $(0.92) per share, compared with $21.2 million, or $(1.31) per share, in the first half of 2018.  See “About the Presentation of Supplemental Non-GAAP Financial Information” below for an explanation of the items excluded from the calculation of non-GAAP net loss and a reconciliation of net loss to non-GAAP net loss following the financial statements below.

Adjusted EBITDAS, a non-GAAP financial measure, totaled a loss of $18.5 million, or 76% of net revenues, compared with a loss of $21.2 million, or 248% of net revenues, for the first six months of 2018. The lower Adjusted EBITDAS loss was due primarily to the increase in net revenues, offset in part by the increase in operating expenses related to the recent acquisitions. See “About the Presentation of Supplemental Non-GAAP Financial Information” below for an explanation of the items excluded from the calculation of Adjusted EBITDAS and a reconciliation of net loss to Adjusted EBITDAS following the financial statements below.

Third Quarter 2019 Revenue Outlook:

For the third quarter ending September 30, 2019, the Company expects its total net revenues to be in the range of $12.6 million to $13.0 million.

Investor Conference Call:

Veritone will hold a conference call today August 7, 2019, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on the business. Veritone management will host the presentation, followed by a question and answer session. The call will be open to all interested parties through a live audio webcast at investors.veritone.com. The call will also be available by dialing 877-791-0151 or 647-689-5650 for International.

Please call the conference telephone number 5-10 minutes prior to the start time and reference the conference ID  3646088.  An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact LHA at 415-433-3777.

A replay of the audio webcast will be available on the Company’s website shortly after the call ends. Additionally, a telephonic replay of the call will be available through August 21, 2019 by dialing the following numbers:

Replay number: 800-585-8367

International replay number: 416-621-4642

Replay ID: 3646088

About Veritone

Veritone (Nasdaq: VERI) is a leading provider of artificial intelligence (AI) technology and solutions. The company’s proprietary operating system, aiWARE™, orchestrates an expanding ecosystem of machine learning models to transform audio, video and other data sources into actionable intelligence. aiWARE can be deployed in a number of environments and configurations to meet customers’ needs. Its open architecture enables customers in the media and entertainment, legal and compliance, and government sectors to easily deploy applications that leverage the power of AI to dramatically improve operational efficiency and effectiveness. Veritone has over 300 employees and is headquartered in Costa Mesa, California, with offices in Denver, London, New York, San Diego and Seattle. To learn more, visit Veritone.com.

About the Presentation of Supplemental Non-GAAP Financial Information
In this news release, the Company has supplemented its financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures:  “Non-GAAP net loss,” “Non-GAAP net loss per share,” and “Adjusted EBITDAS.” Non-GAAP net loss is the company’s net loss, adjusted to exclude interest expense, depreciation expense, amortization expense, stock-based compensation expense, and certain acquisition, integration and financing-related costs.  Adjusted EBITDAS is defined as earnings before interest expense, depreciation, amortization and stock-based compensation expenses, adjusted to exclude certain acquisition, integration and financing-related costs. Adjusted EBITDAS should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from Non-GAAP net loss and Adjusted EBITDAS are detailed in the reconciliations included following the financial statements attached to this news release. Other companies (including the Company’s competitors) may define Non-GAAP net loss and/or Adjusted EBITDAS differently.

In addition, following the financial statements attached to this news release, the Company has provided additional supplemental non-GAAP measures of gross profit, operating expenses, loss from operations, other income, net, and loss before income taxes, excluding the items excluded from non-GAAP net loss as noted above, and reconciling such non-GAAP measures to the applicable GAAP measures.

The Company presents this supplemental non-GAAP financial information because management believes such information to be important supplemental measures of performance that are commonly used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Management also uses this information internally for forecasting and budgeting. These non-GAAP measures may not be indicative of the historical operating results of Veritone or predictive of potential future results. Investors should not consider this supplemental non-GAAP financial information in isolation or as a substitute for analysis of the Company’s results as reported in accordance with GAAP.

Safe Harbor Statement

This news release contains forward-looking statements, including without limitation statements regarding the Company’s belief that its new applications have positioned it well for future growth; the Company’s belief regarding the value of its aiWARE OS; the expectation that the Company’s new audio advertising initiatives, together with its increasing traction in the public safety and legal markets, will diversify and accelerate its revenue growth; the Company’s belief that it is very well positioned to accelerate its organic revenue growth and deliver on its vision to be the AI platform of choice; the expected benefits of Influencer Bridge to content creators; and the Company’s expected total net revenues in the third quarter of 2019. In addition, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “should,” “could,” “estimate” or “continue” or the plural, negative or other variations thereof or comparable terminology are intended to identify forward-looking statements, and any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date hereof, and are based on management’s current assumptions, beliefs and information. As such, the Company’s actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Important factors that could cause such differences include, among other things, the Company’s ability to successfully integrate its recent acquisitions; the Company’s ability to achieve broad recognition and customer acceptance of its products and services; the Company’s ability to continue to develop and add additional capabilities and features to its aiWARE operating system, including expanding the capabilities of its Conductor technology and extending it to other cognitive classes; the development of the market for cognitive analytics solutions; the ability of third parties to develop and provide additional high quality, relevant cognitive engines and applications; the Company’s ability to successfully identify and integrate such additional third-party cognitive engines and applications onto its aiWARE operating system, and to continue to be able to access and utilize such engines and applications, and the cost thereof;  as well as the impact of future economic, competitive and market conditions, particularly those related to its strategic end markets; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Certain of these judgments and risks are discussed in more detail in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives or plans will be achieved. The forward-looking statements contained herein reflect the Company’s beliefs, estimates and predictions as of the date hereof, and the Company undertakes no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events for any reason, except as required by law.

Company Contact:

Brian Alger, CFA

SVP, Corporate Development & Investor Relations

Veritone, Inc.

(949) 386-4318

investors@veritone.com

Investor Relations Contact:

Mary Magnani or Kirsten Chapman

LHA

(415) 433-3777

veri@lhai.com

VERITONE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of
	June 30,	December 31,
	2019	2018
ASSETS

Cash and cash equivalents	$40,275	$37,539
Marketable securities	4,998	13,565
Accounts receivable, net	26,820	29,142
Expenditures billable to clients	4,806	2,695
Prepaid expenses and other current assets	3,625	3,579
Total current assets	80,524	86,520

Long-term restricted cash	1,135	1,237
Property, equipment and improvements, net	3,660	4,008
Intangible assets, net	18,823	20,480
Goodwill	5,420	5,509
Total assets	$109,562	$117,754

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$18,459	$28,714
Accrued media payments	12,414	7,416
Client advances	14,281	9,639
Accrued compensation	2,819	6,570
Other accrued liabilities	5,721	3,746
Total current liabilities	53,694	56,085

Other liabilities	1,369	1,386
Total liabilities	55,063	57,471
Total stockholders' equity	54,499	60,283
Total liabilities and stockholders' equity	$109,562	$117,754

VERITONE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(in thousands, except per share and share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net revenues	$12,270	$4,168	$24,395	$8,556
Cost of revenues	4,562	820	8,434	1,384
Gross profit	7,708	3,348	15,961	7,172

Operating expenses:
Sales and marketing	6,448	5,142	12,581	10,890
Research and development	6,351	5,146	13,289	9,674
General and administrative	11,645	7,513	23,335	14,291
Total operating expenses	24,444	17,801	49,205	34,855

Loss from operations	(16,736)	(14,453)	(33,244)	(27,683)
Other income, net	51	133	262	316
Loss before provision for income taxes	(16,685)	(14,320)	(32,982)	(27,367)

Provision for income taxes	6	10	15	12
Net loss	$(16,691)	$(14,330)	$(32,997)	$(27,379)
Net loss per share:
Basic and diluted	$(0.80)	$(0.88)	$(1.64)	$(1.69)
Weighted average shares outstanding:
Basic and diluted	20,759,396	16,314,236	20,138,756	16,192,569

Comprehensive loss:
Net loss	$(16,691)	$(14,330)	$(32,997)	$(27,379)
Unrealized gain (loss) on marketable securities, net of income taxes	13	61	48	(2)
Foreign currency translation adjustments, net of income taxes	45	30	24	20
Total comprehensive loss	$(16,633)	$(14,239)	$(32,925)	$(27,361)

VERITONE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended
	June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(32,997)	$(27,379)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,719	828
Costs of warrants issued	—	207
Change in fair value of warrant liability	50	15
Provision for doubtful accounts	44	22
Stock-based compensation expense	11,285	5,125
Other	(19)	—
Changes in assets and liabilities:
Accounts receivable	2,278	(3,914)
Expenditures billable to clients	(2,111)	(900)
Prepaid expenses and other current assets	413	(367)
Accounts payable	(10,255)	2,421
Accrued media payments	4,998	1,945
Client advances	4,642	1,148
Other accrued liabilities	2,364	(966)
Other liabilities	(17)	474
Net cash used in operating activities	(16,606)	(21,341)

Cash flows from investing activities:
Proceeds from sales of marketable securities	8,616	14,000
Capital expenditures	(208)	(2,899)
Intangible assets acquired	(477)	(70)
Acquisition of businesses, net of cash acquired	(883)	—
Net cash provided by investing activities	7,048	11,031

Cash flows from financing activities:
Proceeds from common stock offerings, net	11,778	32,536
Proceeds from exercise of stock options	120	—
Proceeds from issuances of stock under employee stock plans	294	921
Net cash provided by financing activities	12,192	33,457

Net increase in cash, cash equivalents and restricted cash	2,634	23,147
Cash, cash equivalents and restricted cash, beginning of period	38,776	29,545
Cash, cash equivalents and restricted cash, end of period	$41,410	$52,692

VERITONE, INC.
UNAUDITED NET REVENUES DETAIL
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Advertising	$5,842	$3,308	$11,556	$6,429
aiWARE SaaS Solutions	2,677	860	5,457	2,127
aiWARE Content Licensing and Media Services	3,751	—	7,382	—
Net revenues	$12,270	$4,168	$24,395	$8,556

VERITONE, INC.
RECONCILIATION OF UNAUDITED GAAP NET LOSS TO ADJUSTED EBITDAS
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Reconciliation of Net Loss to Adjusted EBITDAS:
Net loss	$(16,691)	$(14,330)	$(32,997)	$(27,379)
Provision for income taxes	6	10	15	12
Depreciation and amortization	1,586	473	2,719	828
Stock-based compensation expense	5,255	2,651	10,058	5,125
Issuance of warrants	—	207	—	207
Change in fair value of warrant liability	37	15	50	15
Machine Box contingent payments	530	—	1,447	—
Machine Box earn-out fair value adjustment	70	—	70	—
Performance Bridge earn-out fair value adjustment	—	—	139	—
Adjusted EBITDAS	$(9,207)	$(10,974)	$(18,499)	$(21,192)

VERITONE, INC.
RECONCILIATION OF UNAUDITED GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
GAAP gross profit	$7,708	$3,348	$15,961	$7,172
Depreciation and amortization	535	47	905	96
Non-GAAP gross profit	8,243	3,395	16,866	7,268

GAAP sales and marketing expenses	6,448	5,142	12,581	10,890
Depreciation and amortization	(529)	—	(742)	—
Stock-based compensation expense	(271)	(248)	(514)	(569)
Non-GAAP sales and marketing expenses	5,648	4,894	11,325	10,321

GAAP research and development expenses	6,351	5,146	13,289	9,674
Depreciation and amortization	(275)	(256)	(502)	(512)
Stock-based compensation expense	(376)	(266)	(757)	(507)
Machine Box contingent payments	(600)	—	(1,517)	—
Non-GAAP research and development expenses	5,100	4,624	10,513	8,655

GAAP general and administrative expenses	11,645	7,513	23,335	14,291
Depreciation and amortization	(247)	(170)	(570)	(220)
Stock-based compensation expense	(4,608)	(2,137)	(8,787)	(4,049)
Issuance of warrants	—	(207)	—	(207)
Performance Bridge earn-out fair value adjustment	—	—	(139)	—
Non-GAAP general and administrative expenses	6,790	4,999	13,839	9,815

GAAP loss from operations	(16,736)	(14,453)	(33,244)	(27,683)
Total non-GAAP adjustments	7,441	3,331	14,433	6,160
Non-GAAP loss from operations	(9,295)	(11,122)	(18,811)	(21,523)

GAAP other income, net	51	133	262	316
Change in fair value of warrant liability	37	15	50	15
Non-GAAP other income, net	88	148	312	331

GAAP loss before income taxes	(16,685)	(14,320)	(32,982)	(27,367)
Total non-GAAP adjustments[1]	7,478	3,346	14,483	6,175
Non-GAAP loss before income taxes	(9,207)	(10,974)	(18,499)	(21,192)

Income tax provision	6	10	15	12

GAAP net loss	(16,691)	(14,330)	(32,997)	(27,379)
Total non-GAAP adjustments	7,484	3,356	14,498	6,187
Non-GAAP net loss	$(9,207)	$(10,974)	$(18,499)	$(21,192)

Shares used in computing non-GAAP basic and diluted net loss per share	20,759	16,314	20,139	16,193
Non-GAAP basic and diluted net loss per share	$(0.44)	$(0.67)	$(0.92)	$(1.31)

1 Adjustments are comprised of the adjustments to GAAP gross profit, sales and marketing expenses, research and development expenses and general and administrative expenses listed above.

VERITONE, INC.
UNAUDITED KEY PERFORMANCE INDICATORS (KPIs)

Advertising	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019
Including acquisitions:
Net new advertising clients added during quarter	14	14	10	14	14	21
Clients with active advertising campaigns during quarter	60	74	78	115	107	108
Average advertising spend per active client during quarter (in 000's)	$490	$425	$540	$478	$486	$497
Net revenue during quarter (in 000's)	$3,121	$3,308	$4,730	$5,986	$5,714	$5,842

Excluding acquisitions:
Net new advertising clients added during quarter	14	14	10	14	14	21
Clients with active advertising campaigns during quarter	60	74	78	76	71	71
Average advertising spend per active client during quarter (in 000's)	$490	$425	$540	$616	$604	$542
Net revenue during quarter (in 000's)	$3,121	$3,308	$4,296	$4,681	$4,186	$4,299

aiWARE SaaS Solutions	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019
Including acquisitions:
Total customers at quarter end	70	86	93	123	129	136
Total accounts on platform at quarter end	591	625	634	840	911	941
Active cognitive engines at quarter end	184	214	252	287	343	357
Hours of data processed during quarter	2,805,000	2,729,000	2,830,000	3,566,000	4,061,000	4,015,050
Total contract value of new bookings received during quarter (in 000's)	$237	$583	$226	$1,196	$1,316	$1,362
Monthly recurring revenue under agreements in effect at quarter end (in 000's)	$169	$214	$191	$544	$494	$545
Net revenue during quarter (in 000's)	$1,267	$860	$1,406	$2,426	$2,754	$2,677

Excluding acquisitions:
Total customers at quarter end	70	86	93	97	103	107
Total accounts on platform at quarter end	591	625	634	814	885	913
Active cognitive engines at quarter end	184	214	252	287	343	357
Hours of data processed during quarter	2,805,000	2,729,000	2,830,000	3,566,000	4,061,000	4,015,050
Total contract value of new bookings received during quarter (in 000's)	$237	$583	$226	$898	$736	$765
Monthly recurring revenue under agreements in effect at quarter end (in 000's)	$169	$214	$191	$229	$235	$283
Net revenue during quarter (in 000's)	$1,267	$860	$1,077	$1,474	$1,639	$1,735

1 The results of Performance Bridge are included in the results for each KPI for the Company’s Advertising business for the three most recent full quarters.  In addition, Performance Bridge’s net revenues are included for the portion of the third quarter of 2018 following the closing date of that acquisition.

2 The results related to Wazee Digital and Machine Box offerings are included in the results for the following KPIs for the Company’s aiWARE SaaS Solutions business for the three most recent full quarters: (i) total number of customers, (ii) total accounts on the platform, (iii) total contract value of new bookings, (iv) monthly recurring revenue under active agreements, and (v) net revenues. In addition, net revenues from the Wazee Digital and Machine Box offerings are included for the portion of the third quarter of 2018 following the closing date of that acquisition.